Filed Pursuant to Rule 424(b)(2)

File No. 333-180728

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Aggregate Amount of Registration Fee(1)	Amount of Registration Fee Previously Paid(2)	Balance of Registration Fee(3)
Medium Term Notes, Series K, Principal at Risk Securities Linked to the Russell 2000® Index due October 26, 2020	$1,495,000	$192.56	$191.27	$1.29

(1)	The total registration fee was calculated in accordance with Rule 457(r) of the Securities Act of 1933 (the “Securities Act”).
(2)	Such amount was paid in connection with the filing of Pricing Supplement No. 420 on April 21, 2014.
(3)	Such amount payable in connection with the filing of this Amended and Restated Pricing Supplement No. 420 will be paid by wire transfer within the time required by Rule 456(b) of the Securities Act.

AMENDED AND RESTATED PRICING SUPPLEMENT No. 420 dated April 21, 2014 (To Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012)

Wells Fargo & Company Medium-Term Notes, Series K Equity Linked Securities
Access Securities with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Russell 2000® Index due October 26, 2020

■  Linked to the Russell 2000® Index

■  Unlike ordinary debt securities, the securities do not provide for fixed payments of interest over their 6.5-year term and do not repay a fixed amount of principal at maturity. Instead, the securities provide for a quarterly coupon and a payment at maturity that, in each case, are contingent on the performance of the Index.

■  Contingent Coupon. The securities will pay a contingent coupon on a quarterly basis if, and only if, the closing level of the Index on the calculation day for that quarter is greater than or equal to the threshold level. However, if the closing level is less than the threshold level on that day, you will not receive any contingent coupon for that quarter. If the closing level is less than the threshold level on every calculation day, you will not receive any contingent coupons throughout the entire 6.5-year term of the securities. The contingent coupon rate is 5.70% per annum.

■  Potential Loss of Principal. At maturity, you will receive the original offering price if, and only if, the closing level of the Index on the final calculation day is greater than or equal to the threshold level. If the closing level of the Index on the final calculation day is less than the threshold level, you will lose more than 30%, and possibly all, of the original offering price of your securities.

■  The threshold level is equal to 70% of the starting level

■  You will have full downside exposure to the Index from the starting level if the closing level of the Index on the final calculation day is less than the threshold level, but you will not participate in any appreciation of the Index and will not receive any dividends on securities included in the Index

■  All payments on the securities are subject to the credit risk of Wells Fargo & Company, and you will have no ability to pursue any securities included in the Index for payment; if Wells Fargo & Company defaults on its obligations, you could lose some or all of your investment

■  Term of approximately 6.5 years

■  No exchange listing; designed to be held to maturity

On the date of this pricing supplement, the estimated value of the securities is $918.50 per security. The estimated value of the securities was determined for us by Wells Fargo Securities, LLC using its proprietary pricing models. It is not an indication of actual profit to us or to Wells Fargo Securities, LLC or any of our other affiliates, nor is it an indication of the price, if any, at which Wells Fargo Securities, LLC or any other person may be willing to buy the securities from you at any time after issuance. See “Investment Description” in this pricing supplement.

The securities have complex features and investing in the securities involves risks not associated with an investment in conventional debt securities. See “Risk Factors” herein on page PRS-9.

The securities are unsecured obligations of Wells Fargo & Company and all payments on the securities are subject to the credit risk of Wells Fargo & Company. The securities are not deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency of the United States or any other jurisdiction.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Original Offering Price	Agent Discount(1)	Proceeds to Wells Fargo
Per Security	$1,000	$30	$970
Total	$1,495,000	$44,850	$1,450,150

(1)

Wells Fargo Securities, LLC, a wholly-owned subsidiary of Wells Fargo & Company, is the agent for the distribution of the securities and is acting as principal. See “Investment Description” in this pricing supplement for further information.

Wells Fargo Securities

Access Securities with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Russell 2000® Index due October 26, 2020

Investment Description

The Principal at Risk Securities Linked to the Russell 2000® Index due October 26, 2020 are senior unsecured debt securities of Wells Fargo & Company (“Wells Fargo”) that do not provide for fixed payments of interest over their 6.5-year term and do not repay a fixed amount of principal at maturity. Instead, the securities provide for a quarterly coupon and a payment at maturity that, in each case, are contingent on the performance of the Russell 2000® Index (the “Index”). The securities provide:

(i)	quarterly contingent coupon payments if, and only if, the closing level of the Index on the applicable quarterly calculation day is greater than or equal to 70% of the starting level;

(ii)	repayment of principal at maturity if, and only if, the closing level of the Index on the final calculation day is greater than or equal to 70% of the starting level; and

(iii)	full exposure to the decline in the level of the Index from the starting level if the closing level of the Index on the final calculation day is less than 70% of the starting level.

If the closing level of the Index on any quarterly calculation day is less than 70% of the starting level, you will not receive any contingent coupon payment for that quarter. If the closing level of the Index on the final calculation day is less than 70% of the starting level, you will lose more than 30%, and possibly all, of the original offering price of your securities at maturity. Accordingly, you will not receive any protection if the level of the Index declines by more than 30% from the starting level.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of the Index, but you will be fully exposed to a decrease in the Index if the closing level of the Index on the final calculation day is less than 70% of the starting level.

All payments on the securities are subject to the credit risk of Wells Fargo.

The Index is an equity index that is designed to reflect the performance of the small capitalization segment of the United States equity market.

You should read this pricing supplement together with the prospectus supplement dated April 13, 2012 and the prospectus dated April 13, 2012 for additional information about the securities. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent it is different from that information. Certain defined terms used but not defined herein have the meanings set forth in the prospectus supplement.

You may access the prospectus supplement and prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Prospectus Supplement dated April 13, 2012 and Prospectus dated April 13, 2012 filed with the SEC on April 13, 2012:

http://www.sec.gov/Archives/edgar/data/72971/000119312512162780/d256650d424b2.htm

“Russell 2000®” is a trademark of Frank Russell Company, doing business as Russell Investment Group (“Russell”), and has been licensed for use by us. The securities, based on the performance of the Russell 2000® Index, are not sponsored, endorsed, sold or promoted by Russell and Russell makes no representation regarding the advisability of investing in the securities.

PRS-2

Access Securities with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Russell 2000® Index due October 26, 2020

Investment Description (Continued)

The original offering price of each security of $1,000 includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the pricing date is less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the securities include (i) the agent discount, (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities and (iii) hedging and other costs relating to the offering of the securities.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the securities as compared to our conventional debt of the same maturity, as well as our liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed funding rate that is generally lower than the interest rates implied by secondary market prices for our debt obligations and/or by other traded instruments referencing our debt obligations, which we refer to as our “secondary market rates.” As discussed below, our secondary market rates are used in determining the estimated value of the securities.

If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed funding rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher. The estimated value of the securities as of the pricing date is set forth on the cover page of this pricing supplement.

Determining the estimated value

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on its proprietary pricing models. Based on these pricing models and related market inputs and assumptions referred to in this section below, WFS determined an estimated value for the securities by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the securities, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”).

The estimated value of the debt component is based on a reference interest rate, determined by WFS as of a recent date, that generally tracks our secondary market rates. Because WFS does not continuously calculate our reference interest rate, the reference interest rate used in the calculation of the estimated value of the debt component may be higher or lower than our secondary market rates at the time of that calculation.

WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including the “derivative component factors” identified in “Risk Factors—The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.” These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the securities determined by WFS is subject to important limitations. See “Risk Factors—The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers” and “—One Of Our Affiliates Will Be The Calculation Agent And Has Calculated The Estimated Value Of The Securities And, As A Result, Potential Conflicts Of Interest Could Arise.”

Valuation of the securities after issuance

The estimated value of the securities is not an indication of the price, if any, at which WFS or any other person may be willing to buy the securities from you in the secondary market. The price, if any, at which WFS or any of its affiliates may purchase the securities in the secondary market will be based upon WFS’s proprietary pricing models and will fluctuate over the term of the securities due to changes in market conditions and other relevant factors. However, absent changes in these market conditions and other relevant factors, except as otherwise described in the following paragraph, any secondary market price will be lower than the estimated value on the pricing date because the secondary market price will be reduced by a bid-offer spread, which may vary depending on the

PRS-3

Access Securities with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Russell 2000® Index due October 26, 2020

Investment Description (Continued)

aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Accordingly, unless market conditions and other relevant factors change significantly in your favor, any secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates purchases the securities from you at any time up to the issue date or during the 6-month period following the issue date, the secondary market price will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs, which includes the projected profit that is expected to accrue over time but does not include the agent discount, is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 6-month period. We expect that this increase will also be reflected in the value indicated for the securities on any brokerage account statements.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although WFS and/or its affiliates may buy the securities from investors, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop.

PRS-4

Access Securities with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Russell 2000® Index due October 26, 2020

Investor Considerations

We have designed the securities for investors who:

¡

seek an investment with contingent quarterly coupon payments, at a rate of 5.70% per annum, if the closing level of the Index on the applicable quarterly calculation day is greater than or equal to 70% of the starting level;

¡

understand that if the closing level of the Index on the final calculation day is less than 70% of the starting level, they will be fully exposed to the decrease in the Index from the starting level and will lose more than 30%, and possibly all, of the original offering price per security at maturity;

¡

are willing to accept the risk that they may not receive any contingent coupon payment on one or more, or any, quarterly contingent coupon dates over the term of the securities and may lose all of the original offering price per security at maturity;

¡	are willing to forgo participation in any appreciation of the Index and dividends on securities included in the Index; and

¡	are willing to hold the securities for the full 6.5-year term until maturity.

The securities are not designed for, and may not be a suitable investment for, investors who:

¡	seek a liquid investment or are unable or unwilling to hold the securities for the full 6.5-year term to maturity;

¡	seek full return of the original offering price of the securities at maturity;

¡	are unwilling to accept the risk that the closing level of the Index on the final calculation day may be less than 70% of the starting level;

¡	are unwilling to purchase securities with an estimated value as of the pricing date that is lower than the original offering price, as set forth on the cover page;

¡	seek certainty of current income over the term of the securities;

¡	seek exposure to the upside performance of the Index;

¡	are unwilling to accept the risk of exposure to the small capitalization segment of the United States equity market;

¡	are unwilling to accept the credit risk of Wells Fargo to obtain exposure to the Index generally, or to the exposure to the Index that the securities provide specifically; or

¡	prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

PRS-5

Access Securities with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Russell 2000® Index due October 26, 2020

Terms of the Securities

Market Measure:	Russell 2000 Index

Pricing Date:	April 17, 2014.

Issue Date:	April 25, 2014. (T+5)

Original Offering Price:	$1,000 per security. References in this pricing supplement to a “security” are to a security with a face amount of $1,000.

Contingent Coupon Payment:

On each contingent coupon payment date, you will receive a contingent coupon payment at a per annum rate equal to the contingent coupon rate if, and only if, the closing level of the Index on the related calculation day is greater than or equal to the threshold level.

If the closing level of the Index on any calculation day is less than the threshold level, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing level of the Index is less than the threshold level on all quarterly calculation days, you will not receive any contingent coupon payments over the term of the securities.

The “closing level” of the Index on any trading day means the official closing level of the Index as reported by the index sponsor on such trading day.

Each quarterly contingent coupon payment, if any, will be calculated per security as follows: $1,000 x contingent coupon rate x (90/360).

Calculation Days:

Quarterly on the 20th day of each January, April, July and October, commencing July 2014 and ending October 2020 or, if any such day is not a trading day, the next succeeding trading day. We refer to October 20, 2020 as the “final calculation day.” A calculation day is subject to postponement due to the occurrence of a market disruption event. See “Additional Terms of the Securities—Market Disruption Events.”

A “trading day” means a day, as determined by the calculation agent, on which (i) the relevant exchanges with respect to each security underlying the Index are scheduled to be open for trading for their respective regular trading sessions and (ii) each related exchange is scheduled to be open for trading for its regular trading session. The “relevant exchange” for any security underlying the Index means the primary exchange or quotation system on which such security is traded, as determined by the calculation agent. The “related exchange” for the Index means each exchange or quotation system where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Index.

Contingent Coupon Payment Dates:

For each calculation day, the fourth business day following such calculation day (as it may be postponed, if applicable), except that the final contingent coupon payment date shall be the stated maturity date.

Contingent Coupon Rate:	The “contingent coupon rate” is 5.70% per annum.

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Access Securities with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Russell 2000® Index due October 26, 2020

Terms of the Securities (Continued)

Redemption Amount:

On the stated maturity date, you will be entitled to receive a cash payment per security in U.S. dollars equal to the redemption amount (in addition to the final contingent coupon payment, if any). The “redemption amount” per security will equal:

•   if the ending level is greater than or equal to the threshold level: $1,000; or

• if the ending level is less than the threshold level: $1,000 minus:
$1,000	×	starting level – ending level
starting level

If the ending level is less than the threshold level, you will lose more than 30%, and possibly all, of the original offering price of your securities at maturity.

Any return on the securities will be limited to the sum of your contingent coupon payments, if any. You will not participate in any appreciation of the Index, but you will be fully exposed to a decrease in the Index if the ending level is less than the threshold level.

Stated Maturity Date:

October 26, 2020. If a market disruption event occurs or is continuing on the final calculation day, the stated maturity date will be postponed until the later of (i) October 26, 2020 and (ii) three business days after the ending level is determined. See “Additional Terms of the Securities—Market Disruption Events.” If the stated maturity date is not a business day, the payment to be made on the stated maturity date will be made on the next succeeding business day, but interest on that payment will not accrue during the period from and after the original stated maturity date. The securities are not subject to redemption by Wells Fargo or repayment at the option of any holder of the securities prior to the stated maturity date.

Starting Level:	1137.8990, the closing level of the Index on the pricing date.

Ending Level:	The “ending level” will be the closing level of the Index on the final calculation day.

Threshold Level:	796.5293, which is equal to 70% of the starting level.

Calculation Agent:	Wells Fargo Securities, LLC

No Listing:	The securities will not be listed on any securities exchange or automated quotation system.

Material Tax Consequences:	For a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the securities see “United States Federal Tax Considerations” on PRS-27.

Agent:

Wells Fargo Securities, LLC. The agent expects to make a profit by selling, structuring and, where applicable, hedging the securities. The agent may resell the securities to other securities dealers at the original offering price of the securities less a concession not in excess of $30.00 per security.

Denominations:	$1,000 and any integral multiple of $1,000.

CUSIP:	94986RTN1

PRS-7

Access Securities with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Russell 2000® Index due October 26, 2020

Determining Quarterly Contingent Coupon Payment and Redemption Amount at Stated Maturity

On each quarterly contingent coupon payment date, you will either receive a contingent coupon payment or you will not receive a contingent coupon payment, depending on the closing level of the Index on the related quarterly calculation day, as follows:

On the stated maturity date, you will receive (in addition to the final contingent coupon payment, if any) a cash payment per security (the redemption amount) calculated as follows:

PRS-8

Access Securities with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Russell 2000® Index due October 26, 2020

Risk Factors

The securities have complex features and investing in the securities will involve risks not associated with an investment in conventional debt securities. You should carefully consider the risk factors set forth below as well as the other information contained in this pricing supplement and the accompanying prospectus supplement and prospectus, including the documents they incorporate by reference. As described in more detail below, the value of the securities may vary considerably before the stated maturity date due to events that are difficult to predict and are beyond our control. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the securities in light of your particular circumstances.

If The Ending Level Is Less Than The Threshold Level, You Will Lose More Than 30%, And Possibly All, Of The Original Offering Price Of Your Securities At Maturity.

We will not repay you a fixed amount on the securities at maturity. The amount you receive at maturity will depend on whether the ending level is greater than or equal to, or less than, the threshold level.

If the ending level is less than the threshold level, the redemption amount that you receive at stated maturity will be reduced by an amount equal to the decline in the level of the Index from the starting level (expressed as a percentage of the starting level). The threshold level is 70% of the starting level. For example, if the Index has declined 30.1%, you will not receive any benefit of the contingent downside protection feature and you will lose 30.1% of your original investment at maturity. As a result, you will not receive any protection if the level of the Index declines significantly and you may lose some, and possibly all, of the original offering price per security at maturity even if the level of the Index is greater than or equal to the starting level or the threshold level at certain times during the term of the securities.

Even if the ending level is greater than the threshold level, the amount you receive at stated maturity will not exceed the original offering price, and your yield on the securities, taking into account any contingent coupon payments you may have received during the term of the securities, may be less than the yield you would earn if you bought a traditional interest-bearing debt security of Wells Fargo or another issuer with a similar credit rating with the same stated maturity date.

The Securities Do Not Provide For Fixed Payments Of Interest And You May Receive No Coupon Payments On One Or More Quarterly Contingent Coupon Payment Dates, Or Even Throughout The Entire Six And A Half Year Term Of The Securities.

On each quarterly contingent coupon payment date you will receive a contingent coupon payment if, and only if, the closing level of the Index on the related calculation day is greater than or equal to the threshold level. If the closing level is less than the threshold level on any calculation day, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing level of the Index is less than the threshold level on each calculation day over the term of the securities, you will not receive any contingent coupon payments over the entire six and a half year term of the securities.

You May Be Fully Exposed To The Decrease In The Index From The Starting Level, But Will Not Participate In Any Positive Performance Of The Index.

Even though you will be fully exposed to a decrease in the level of the Index below the threshold level, you will not participate in any increase in the level of the Index over the term of the securities. Your maximum possible return on the securities will be limited to the sum of the contingent coupon payments you receive, if any. Consequently, your return on the securities may be significantly less than the return you could achieve on an alternative investment that provides for participation in an increase in the level of the Index.

The Securities Are Subject To The Credit Risk Of Wells Fargo.

The securities are our obligations and are not, either directly or indirectly, an obligation of any third party. Any amounts payable under the securities are subject to our creditworthiness, and you will have no ability to pursue any securities included in the Index for payment. As a result, our actual and perceived creditworthiness may affect the value of the securities and, in the event we were to default on our obligations, you may not receive any amounts owed to you under the terms of the securities.

The Estimated Value Of The Securities On The Pricing Date, Based On WFS’s Proprietary Pricing Models, Is Less Than The Original Offering Price.

The original offering price of the securities includes certain costs that are borne by you. Because of these costs, the estimated value of the securities on the pricing date is less than the original offering price. The costs included in the original offering price relate to selling, structuring, hedging and issuing the securities, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the securities include (i) the agent discount, (ii) the projected profit that our hedge counterparty (which may be one of our affiliates) expects to realize for assuming risks inherent in hedging our obligations under the securities and (iii) hedging and other costs relating to the offering of the securities. Our funding considerations are reflected in the fact that we determine the economic terms of the securities based on an assumed funding rate that is generally lower than our secondary

PRS-9

Access Securities with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Russell 2000® Index due October 26, 2020

Risk Factors (Continued)

market rates. If the costs relating to selling, structuring, hedging and issuing the securities were lower, or if the assumed funding rate we use to determine the economic terms of the securities were higher, the economic terms of the securities would be more favorable to you and the estimated value would be higher.

The Estimated Value Of The Securities Is Determined By Our Affiliate’s Pricing Models, Which May Differ From Those Of Other Dealers.

The estimated value of the securities was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions referred to above under “Investment Description—Determining the estimated value.” Certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from other dealers’ views, and WFS’s estimated value of the securities may be higher, and perhaps materially higher, than the estimated value of the securities that would be determined by other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the securities.

The Estimated Value Of The Securities Is Not An Indication Of The Price, If Any, At Which WFS Or Any Other Person May Be Willing To Buy The Securities From You In The Secondary Market.

Secondary market prices, if any, for the securities will be based on WFS’s proprietary pricing models and will fluctuate over the term of the securities as a result of changes in the market and other factors described in the next risk factor. Any secondary market price for the securities will also be reduced by a bid-offer spread, which may vary depending on the aggregate face amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding any related hedging transactions. Unless the factors described in the next risk factor change significantly in your favor, any secondary market price for the securities is likely to be less than the original offering price.

If WFS or any of its affiliates purchases the securities from you at any time up to the issue date or during the 6-month period following the issue date, the secondary market price will be increased by an amount reflecting a portion of the costs associated with selling, structuring, hedging and issuing the securities that are included in the original offering price. Because this portion of the costs, which includes the projected profit that is expected to accrue over time but does not include the agent discount, is not fully deducted upon issuance, any secondary market price offered by WFS or any of its affiliates during this period will be higher than it would be if it were based solely on WFS’s proprietary pricing models less the bid-offer spread and hedging unwind costs described above. The amount of this increase in the secondary market price will decline steadily to zero over this 6-month period. We expect that this increase will also be reflected in the value indicated for the securities on any brokerage account statements.

The Value Of The Securities Prior To Stated Maturity Will Be Affected By Numerous Factors, Some Of Which Are Related In Complex Ways.

The value of the securities prior to stated maturity will be affected by the level of the Index at that time, interest rates at that time and a number of other factors, some of which are interrelated in complex ways. The effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which we refer to as the “derivative component factors,” are expected to affect the value of the securities. When we refer to the “value” of your security, we mean the value you could receive for your security if you are able to sell it in the open market before the stated maturity date.

•

Index Performance.    The value of the securities prior to maturity will depend substantially on the level of the Index. The price at which you may be able to sell the securities before stated maturity may be at a discount, which could be substantial, from their original offering price, if the level of the Index at such time is less than, equal to or not sufficiently above the threshold level.

•	Interest Rates. The value of the securities may be affected by changes in the interest rates in the U.S. markets.

•	Volatility Of The Index. Volatility is the term used to describe the size and frequency of market fluctuations. The value of the securities may be affected if the volatility of the Index changes.

•

Time Remaining To Maturity.    The value of the securities at any given time prior to maturity will likely be different from that which would be expected based on the then-current level of the Index. This difference will most likely reflect a discount due to expectations and uncertainty concerning the level of the Index during the period of time still remaining to the maturity date.

•	Dividend Yields On Securities Included In The Index. The value of the securities may be affected by the dividend yields on securities included in the Index.

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Access Securities with Contingent Coupon and Contingent Downside Principal at Risk Securities Linked to the Russell 2000® Index due October 26, 2020

Risk Factors (Continued)

In addition to the derivative component factors, the value of the securities will be affected by actual or anticipated changes in our creditworthiness, as reflected in our secondary market rates. You should understand that the impact of one of the factors specified above, such as a change in interest rates, may offset some or all of any change in the value of the securities attributable to another factor, such as a change in the level of the Index. Because numerous factors are expected to affect the value of the securities, changes in the level of the Index may not result in a comparable change in the value of the securities.

The Securities Will Not Be Listed On Any Securities Exchange And We Do Not Expect A Trading Market For The Securities To Develop.

The securities will not be listed or displayed on any securities exchange or any automated quotation system. Although the agent and/or its affiliates may purchase the securities from holders, they are not obligated to do so and are not required to make a market for the securities. There can be no assurance that a secondary market will develop. Because we do not expect that any market makers will participate in a secondary market for the securities, the price at which you may be able to sell your securities is likely to depend on the price, if any, at which the agent is willing to buy your securities. If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your securities prior to stated maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the securities to stated maturity.

Historical Levels Of The Index Should Not Be Taken As An Indication Of The Future Performance Of The Index During The Term Of The Securities.

The trading prices of the securities included in the Index will determine the redemption amount payable at maturity to you and whether contingent coupon payments will be made. As a result, it is impossible to predict whether the closing level of the Index will fall or rise compared to its starting level. Trading prices of the securities included in the Index will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of those securities themselves. Accordingly, any historical levels of the Index do not provide an indication of the future performance of the Index.

Changes That Affect The Index May Adversely Affect The Value Of The Securities And The Amount You Will Receive At Stated Maturity.

The policies of the index sponsor concerning the calculation of the Index and the addition, deletion or substitution of securities comprising the Index and the manner in which the index sponsor takes account of certain changes affecting such securities may affect the level of the Index and, therefore, may affect the value of the securities, the redemption amount payable at maturity and whether contingent coupon payments will be made. The index sponsor may discontinue or suspend calculation or dissemination of the Index or materially alter the methodology by which it calculates the Index. Any such actions could adversely affect the value of the securities.

We Cannot Control Actions By Any Of The Unaffiliated Companies Whose Securities Are Included In The Index.

Actions by any company whose securities are included in the Index may have an adverse effect on the price of its security, the closing level on any calculation day, the ending level and the value of the securities. We are not affiliated with any of the companies included in the Index. These companies will not be involved in the offering of the securities and will have no obligations with respect to the securities, including any obligation to take our or your interests into consideration for any reason. These companies will not receive any of the proceeds of the offering of the securities and will not be responsible for, and will not have participated in, the determination of the timing of, prices for, or quantities of, the securities to be issued. These companies will not be involved with the administration, marketing or trading of the securities and will have no obligations with respect to any amounts to be paid to you on the securities.

We And Our Affiliates Have No Affiliation With The Index Sponsor And Have Not Independently Verified Its Public Disclosure Of Information.

We and our affiliates are not affiliated in any way with the index sponsor and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding the methods or policies relating to the calculation of the Index. We have derived the information about the index sponsor and the Index contained in this pricing supplement from publicly available information, without independent verification. You, as an investor in the securities, should make your own investigation into the Index and the index sponsor. The index sponsor is not involved in the offering of the securities made hereby in any way and has no obligation to consider your interest as an owner of the securities in taking any actions that might affect the value of the securities.

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Risk Factors (Continued)

An Investment In The Securities Is Subject To Risks Associated With Investing In Stocks With A Small Market Capitalization.

The stocks that constitute the Index are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large capitalization companies. As a result, the Index may be more volatile than that of an equity index that does not track solely small capitalization stocks. Stock prices of small capitalization companies are also generally more vulnerable than those of large capitalization companies to adverse business and economic developments, and the stocks of small capitalization companies may be thinly traded, and be less attractive to many investors if they do not pay dividends. In addition, small capitalization companies are typically less well-established and less stable financially than large capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of those individuals. Small capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their target markets, fewer financial resources and fewer competitive strengths than large capitalization companies. These companies may also be more susceptible to adverse developments related to their products or services.

The Contingent Coupon Payment Dates, The Calculation Days And The Stated Maturity Date May Be Postponed In Certain Circumstances.

The determination of the closing level of the Index on a calculation day (including the final calculation day), will be postponed if the calculation agent determines that such day is not a trading day or if a market disruption event has occurred or is continuing on that calculation day. If such a postponement occurs, the related contingent coupon payment date or stated maturity date, as applicable, may be postponed.

Research Reports And Other Transactions May Create Conflicts Of Interest Between You And Us.

We or one or more of our affiliates may, at present or in the future, publish research reports on the Index or the companies whose securities are included in the Index. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any of these activities may affect the market price of securities included in the Index and, therefore, the value of the securities.

In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the companies whose securities are included in the Index, including making loans to those companies (including exercising creditors’ remedies with respect to such loans), making equity investments in those companies or providing investment banking, asset management or other advisory services to those companies. These activities may present a conflict between us and our affiliates and you. In the course of that business, we or any of our affiliates may acquire non-public information about one or more of the companies whose securities are included in the Index. If we or any of our affiliates do acquire such non-public information, we are not obligated to disclose such non-public information to you.

For the foregoing reasons, you are encouraged to derive information concerning the Index from multiple sources and should not rely on the views expressed by us or our affiliates.

One Of Our Affiliates Will Be The Calculation Agent And Has Calculated The Estimated Value Of The Securities And, As A Result, Potential Conflicts Of Interest Could Arise.

WFS, which is our affiliate and the agent for the distribution of the securities, will be the calculation agent for purposes of determining, among other things, the starting level and the ending level, the closing level on each calculation day, calculating the redemption amount and determining whether a market disruption event has occurred. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you. In addition, the estimated value of the securities set forth on the cover page of this pricing supplement was calculated for us by WFS.

Trading And Other Transactions By Us Or Our Affiliates Could Affect The Level Of The Index, Prices Of Securities Included In The Index Or The Value Of The Securities.

From time to time, as part of our general financial risk management, we or one or more of our affiliates may fully or partially hedge our obligations under the securities. Pursuant to such hedging activities, we or one or more of our affiliates may acquire securities included in the Index or listed or over-the-counter derivative or synthetic instruments related to such securities. Depending on, among other things, future market conditions, the aggregate amount and the composition of our positions are likely to vary over time.

To the extent that we or one or more of our affiliates has a long hedge position in any of the securities included in the Index, or derivative or synthetic instruments related to those securities, we or one or more of our affiliates may liquidate a portion of such holdings at or about the time of a calculation day or at or about the time of a change in the securities included in the Index. Certain activity by us or one or more of our affiliates described above can potentially increase or decrease the prices of the securities included

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Risk Factors (Continued)

in the Index and, accordingly, increase or decrease the level of the Index. Although we have no reason to believe that any of those activities will have a material impact on the level of the Index, these activities could have such an effect. Profits or losses from any of our positions discussed above cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Our affiliates may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return on the securities at maturity or in a secondary market transaction.

We or one or more of our affiliates may also engage in trading in the securities included in the Index and other investments relating to such securities on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the market prices of such securities and, therefore, the value of the securities.

In addition, we or one or more of our affiliates may purchase or otherwise acquire a long or short position in the securities from time to time and may, in our or their sole discretion, hold or resell those securities. We or one or more of our affiliates may also take positions in other types of appropriate financial instruments that may become available in the future. You should note that if we take any such position at any time, it is possible that we could receive substantial returns with respect to those positions while the value of your security may decline.

We or one or more of our affiliates may also issue, underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments with returns linked to the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the securities.

The U.S. Federal Tax Consequences Of An Investment In The Securities Are Unclear.

There is no direct legal authority as to the proper U.S. federal tax treatment of the securities, and we do not intend to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in this pricing supplement under “United States Federal Tax Considerations.” If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the securities might be materially and adversely affected.

Non-U.S. Holders should note that, if we are the withholding agent with respect to payments of the contingent coupon on the securities, we intend to withhold on any contingent coupon payment made to Non-U.S. Holders generally at a rate of 30%, or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision, and will not be required to pay any additional amounts with respect to amounts withheld.

You should read carefully the discussion under “United States Federal Tax Considerations” in this pricing supplement, and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

PRS-13

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Hypothetical Returns

The following table illustrates, for a range of hypothetical ending levels of the Index:

•	the hypothetical percentage change from the starting level to the hypothetical ending level; and

•	the hypothetical redemption amount payable at stated maturity per security.

Hypothetical ending level	Hypothetical percentage change from the starting level to the hypothetical ending level	Hypothetical redemption amount payable at stated maturity per security
2275.7980	100.00%	$1,000.00
1706.8485	50.00%	$1,000.00
1479.2687	30.00%	$1,000.00
1365.4788	20.00%	$1,000.00
1251.6889	10.00%	$1,000.00
1194.7940	5.00%	$1,000.00
1137.8990(1)	0.00%	$1,000.00
1024.1091	-10.00%	$1,000.00
910.3192	-20.00%	$1,000.00
796.5293	-30.00%	$1,000.00
785.1503	-31.00%	$690.00
568.9495	-50.00%	$500.00
284.4748	-75.00%	$250.00
0.0000	-100.00%	$0.00
(1)	The starting level.

The above figures do not take into account contingent coupon payments received, if any, during the term of the securities. As evidenced above, in no event will you have a positive rate of return based solely on the redemption amount received at maturity; any positive return will be based solely on the contingent coupon payments received, if any, during the term of the securities.

The above figures are for purposes of illustration only and may have been rounded for ease of analysis. The actual redemption amount you receive at stated maturity will depend on the actual ending level.

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Hypothetical Redemption Amount at Stated Maturity

Set forth below are three examples of calculations of the redemption amount at stated maturity (rounded to two decimal places), assuming hypothetical ending levels as indicated in the examples.

Example 1. Ending level is greater than the starting level and the redemption amount is equal to the original offering price:

Starting level: 1137.8990

Hypothetical ending level: 1600.0000

Threshold level: 796.5293, which is 70% of the starting level

Since the hypothetical ending level is greater than the threshold level, the redemption amount would equal the original offering price. Although the ending level is significantly greater than the starting level in this scenario, the redemption amount will not exceed the original offering price.

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as a final contingent coupon payment.

Example 2. Ending level is less than the starting level but greater than the threshold level and the redemption amount is equal to the original offering price:

Starting level: 1137.8990

Hypothetical ending level: 950.0000

Threshold level: 796.5293, which is 70% of the starting level

Since the hypothetical ending level is less than the starting level, but not by more than 30%, you would not lose any of the original offering price of your securities.

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $1,000 per security as well as a final contingent coupon payment.

Example 3. Ending level is less than the threshold level and the redemption amount is less than the original offering price:

Starting level: 1137.8990

Hypothetical ending level: 675.0000

Threshold level: 796.5293, which is 70% of the starting level

Since the hypothetical ending level is less than the starting level by more than 30%, you would lose a portion of the original offering price of your securities and receive the redemption amount equal to:

$1,000 –	$1,000	×	1137.8990 – 675.0000	= $593.20
1137.8990

In addition to any contingent coupon payments received during the term of the securities, on the stated maturity date you would receive $593.20 per security, but no final contingent coupon payment.

These examples illustrate that you will not participate in any appreciation of the Index, but will be fully exposed to a decrease in the Index if the ending level is less than the threshold level.

To the extent that the ending level differs from the values assumed above, the results indicated above would be different.

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Additional Terms of the Securities

Wells Fargo will issue the securities as part of a series of senior unsecured debt securities entitled “Medium-Term Notes, Series K,” which is more fully described in the prospectus supplement. Information included in this pricing supplement supersedes information in the prospectus supplement and prospectus to the extent that it is different from that information.

The securities will not be subject to redemption by Wells Fargo or repayment at the option of any holder of the notes prior to their stated maturity date.

Calculation Agent

Wells Fargo Securities, LLC, one of our subsidiaries, will act as calculation agent for the securities and may appoint agents to assist it in the performance of its duties. Pursuant to a calculation agent agreement, we may appoint a different calculation agent without your consent and without notifying you.

The calculation agent will determine the contingent coupon payments, if any, and the redemption amount you receive at stated maturity. In addition, the calculation agent will, among other things:

•	determine whether a market disruption event has occurred;

•	determine the closing level of the Index under certain circumstances;

•	determine if adjustments are required to the closing level of the Index under various circumstances; and

•	if publication of the Index is discontinued, select a successor equity index (as defined below) or, if no successor equity index is available, determine the closing level of the Index.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on us and you. All percentages and other amounts resulting from any calculation with respect to the securities will be rounded at the calculation agent’s discretion. The calculation agent will have no liability for its determinations.

Market Disruption Events

A “market disruption event” means any of the following events as determined by the calculation agent in its sole discretion:

(A)

The occurrence or existence of a material suspension of or limitation imposed on trading by the relevant exchanges or otherwise relating to securities which then comprise 20% or more of the level of the Index or any successor equity index at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by those relevant exchanges or otherwise.

(B)

The occurrence or existence of a material suspension of or limitation imposed on trading by any related exchange or otherwise in futures or options contracts relating to the Index or any successor equity index on any related exchange at any time during the one-hour period that ends at the close of trading on that day, whether by reason of movements in price exceeding limits permitted by the related exchange or otherwise.

(C)

The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, securities that then comprise 20% or more of the level of the Index or any successor equity index on their relevant exchanges at any time during the one-hour period that ends at the close of trading on that day.

(D)

The occurrence or existence of any event, other than an early closure, that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, futures or options contracts relating to the Index or any successor equity index on any related exchange at any time during the one-hour period that ends at the close of trading on that day.

(E)

The closure on any exchange business day of the relevant exchanges on which securities that then comprise 20% or more of the level of the Index or any successor equity index are traded or any related exchange prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchange or related exchange, as applicable, at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on such relevant exchange or related exchange, as applicable, and (2) the submission deadline for orders to be entered into the relevant exchange or related exchange, as applicable, system for execution at the close of trading on that day.

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Additional Terms of the Securities (Continued)

(F)	The relevant exchange for any security underlying the Index or successor equity index or any related exchange fails to open for trading during its regular trading session.

For purposes of determining whether a market disruption event has occurred:

(1)

the relevant percentage contribution of a security to the level of the Index or any successor equity index will be based on a comparison of (x) the portion of the level of the Index attributable to that security and (y) the overall level of the Index or successor equity index, in each case immediately before the occurrence of the market disruption event;

(2)	the “close of trading” means the scheduled closing time of the relevant exchanges with respect to the securities underlying the Index or any successor equity index;

(3)

the “scheduled closing time” of any relevant exchange or related exchange on any trading day for the Index or any successor equity index means the scheduled weekday closing time of such relevant exchange or related exchange on such trading day, without regard to after hours or any other trading outside the regular trading session hours; and

(4)

an “exchange business day” means any trading day for the Index or any successor equity index on which each relevant exchange for the securities underlying the Index or any successor equity index and each related exchange are open for trading during their respective regular trading sessions, notwithstanding any such relevant exchange or related exchange closing prior to its scheduled closing time.

If a market disruption event occurs or is continuing on any calculation day, such calculation day will be postponed to the first succeeding trading day on which a market disruption event has not occurred and is not continuing; however, if such first succeeding trading day has not occurred as of the eighth trading day after the originally scheduled calculation day, that eighth trading day shall be deemed to be the calculation day. If the calculation day has been postponed eight trading days after the originally scheduled calculation day and a market disruption event occurs or is continuing on such eighth trading day, the calculation agent will determine the closing level of the Index on such eighth trading day in accordance with the formula for and method of calculating the closing level of the Index last in effect prior to commencement of the market disruption event, using the closing price (or, with respect to any of the relevant securities, if a market disruption event has occurred, its good faith estimate of the value of such securities at the scheduled closing time on the relevant exchanges) on such date of each security included in the Index. As used herein, “closing price” means, with respect to any security on any date, the relevant exchange traded or quoted price of such security as of the close of trading on such date.

Adjustments to the Index

If at any time a sponsor or publisher of the Index (the “index sponsor”) makes a material change in the formula for or the method of calculating the Index, or in any other way materially modifies the Index (other than a modification prescribed in that formula or method to maintain the Index in the event of changes in constituent stock and capitalization and other routine events), then, from and after that time, the calculation agent will, at the close of business in New York, New York, on each date that the closing level of the Index is to be calculated, calculate a substitute closing level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the change, but using only those securities that comprised the Index immediately prior to that change. Accordingly, if the method of calculating the Index is modified so that the level of the Index is a fraction or a multiple of what it would have been if it had not been modified, then the calculation agent will adjust the Index in order to arrive at a level of the Index as if it had not been modified.

Discontinuance of the Index

If the index sponsor discontinues publication of the Index, and such index sponsor or another entity publishes a successor or substitute equity index that the calculation agent determines, in its sole discretion, to be comparable to the Index (a “successor equity index”), then, upon the calculation agent’s notification of that determination to the trustee and Wells Fargo, the calculation agent will substitute the successor equity index as calculated by the relevant index sponsor or any other entity and calculate the closing level as described above. Upon any selection by the calculation agent of a successor equity index, Wells Fargo will cause notice to be given to holders of the securities.

In the event that the index sponsor discontinues publication of the Index prior to, and the discontinuance is continuing on, a calculation day and the calculation agent determines that no successor equity index is available at such time, the calculation agent will calculate a substitute closing level for the Index in accordance with the formula for and method of calculating the Index last in effect prior to the discontinuance, but using only those securities that comprised the Index immediately prior to that discontinuance. If a successor equity index is selected or the calculation agent calculates a level as a substitute for the Index, the successor equity index or

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Additional Terms of the Securities (Continued)

level will be used as a substitute for the Index for all purposes, including the purpose of determining whether a market disruption event exists.

If on a calculation day the index sponsor fails to calculate and announce the level of the Index, the calculation agent will calculate a substitute closing level of the Index in accordance with the formula for and method of calculating the Index last in effect prior to the failure, but using only those securities that comprised the Index immediately prior to that failure; provided that, if a market disruption event occurs or is continuing on such day, then the provisions set forth above under “—Market Disruption Events” shall apply in lieu of the foregoing.

Notwithstanding these alternative arrangements, discontinuance of the publication of, or the failure by the index sponsor to calculate and announce the level of, the Index may adversely affect the value of the securities.

Events of Default and Acceleration

If an event of default with respect to the securities has occurred and is continuing, the amount payable to a holder of a security upon any acceleration permitted by the securities, with respect to each security, will be equal to the redemption amount, calculated as provided herein, plus a portion of a final contingent coupon payment, if any. The redemption amount and any final contingent coupon payment will be calculated as though the date of acceleration were the final calculation day. The final contingent coupon payment, if any, will be prorated from and including the immediately preceding contingent coupon payment date to but excluding the date of acceleration.

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The Russell 2000 Index

We obtained all information contained in this pricing supplement regarding the Russell 2000® Index, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Frank Russell Company, doing business as Russell Investment Group, the index sponsor (“Russell”). Russell has no obligation to continue to publish, and may discontinue publication of, the Russell 2000 Index at any time. Neither we nor the agent has independently verified the accuracy or completeness of any information with respect to the Russell 2000 Index in connection with the offer and sale of the securities.

General

The Russell 2000 Index is an index calculated, published, and disseminated by Russell, and measures the composite price performance of stocks of 2,000 companies included in both the Russell 3000® Index and the Russell 3000E® Index. The Russell 3000 Index is composed of the 3,000 largest United States companies as determined by market capitalization and represents approximately 98.00% of the United States equity market. The Russell 3000E Index is composed of the Russell 3000 Index and microcap securities.

The Russell 2000 Index consists of the smallest 2,000 companies included in the Russell 3000 Index and is designed to track the performance of the small capitalization segment of the United States equity market.

The Russell 2000 Index does not reflect the payment of dividends on the stocks underlying it.

Selection of Stocks Underlying the Russell 2000 Index

All companies which Russell determines to be part of the United States equity market are included in the Russell U.S. Indexes. The Russell U.S. Indexes include, among others, the Russell 2000 Index, the Russell 3000 Index, and the Russell 3000E Index. In order to assign companies to a particular equity market, Russell uses the following criteria:

•	If a company (a) incorporates, (b) has a stated headquarters location, and (c) also trades in the same country, the company is assigned to its country of incorporation.

•	If any of the three criteria listed above do not match, Russell then utilizes three Home Country Indicators (the “HCIs”) to determine the proper equity market.

•	The three HCIs are: country of incorporation, country of headquarters, and country of most liquid exchange (or primary exchange).

•

The country of most liquid exchange is determined by 2-year average daily dollar trading volume (“ADDTV”). ADDTV is the accumulated dollar trading volume divided by the actual number of trading days in the past year.

•

Russell cross-compares the primary location of the company’s assets with the three HCIs. If the primary location of the company’s assets matches any of the HCIs, the company will be assigned to its primary asset location. If, however, there is not enough information to conclude the primary location of a company’s assets, Russell will use the primary location of the company’s revenues for the same cross-comparison, and the company will be assigned to its primary revenue location. Russell uses an average of two years of assets or revenue data for analysis to reduce potential turnover.

•

If conclusive country details cannot be derived from assets or revenue, Russell assigns the company to the country where its headquarters is located unless the country is a Benefits Driven Incorporation (“BDI”) country (as described below). Russell defines headquarters as the address of principal executive offices. For those companies reporting in the United States, Russell uses Securities and Exchange Commission (“SEC”) filings to determine the location of a company’s headquarters. In cases where multiple headquarters are listed on SEC filings and an HCI needs to be determined, Russell assigns the HCI for headquarters to the location with the highest average daily trading volume. If the HCI for headquarters cannot be determined (i.e., no trading in any headquarters location) the company’s two remaining HCIs will be used.

•

In the case of BDI countries, Russell will assign the company to the country of its most liquid stock exchange. Russell considers the following countries or regions BDI countries: Anguilla, Antigua and Barbuda, Aruba, Bahamas, Barbados, Belize, Bermuda, Bonaire, British Virgin Islands, Cayman Islands, Channel Islands, Cook Islands, Curacao, Faroe Islands, Gibraltar, Isle of Man, Liberia, Marshall Islands, Panama, Saba, Sint Eustatius, Sint Maarten and Turks and Caicos Islands. Companies incorporated in these countries or regions are considered BDI companies by Russell because they typically incorporate in those countries or regions for operations, tax, political, or other financial market benefits.

•	Under the criteria used by Russell, a company is not eligible for inclusion in the United States equity market if it does not trade on a major U.S. exchange.

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The Russell 2000 Index (Continued)

American depositary receipts (“ADRs”), as well as bulletin board, pink sheets, or over-the-counter (“OTC”) traded securities, are excluded from the Russell 2000 Index. Likewise, preferred and convertible preferred stock, redeemable shares, participating preferred stock, warrants and rights, and trust receipts are not eligible for inclusion. Royalty trusts, U.S. limited liability companies, limited partnerships, and closed-end investment companies are ineligible for inclusion (business development companies, however, are eligible for inclusion). Blank check companies and special purpose acquisitions companies (“SPACs”) are also ineligible for inclusion in the Russell 2000 Index.

In general, only one class of securities of a company (typically common stock) is allowed in the Russell 2000 Index. If multiple share classes of common stock exist, they are combined. In cases where the common stock share classes act independently of each other (e.g., tracking stocks), each class is considered for inclusion separately. Stocks must have a closing price at or above $1.00 on their primary exchange on the last trading day in May of each year to be eligible for inclusion in the Russell 3000 Index and the Russell 2000 Index. If the closing price of a stock included in the Russell 3000 Index and Russell 2000 Index is less than $1.00 on the last day of May, it will be considered eligible if the average of the daily closing prices from such stock’s primary exchange during the month of May is equal or greater than $1.00. If a stock does not have a closing price at or above $1.00 on its primary exchange on the last trading day in May, but does have a closing price at or above $1.00 on another major United States exchange, the stock will be eligible for inclusion but the lowest price from a non-primary exchange will be used to calculate market capitalization and index membership.

The primary criterion used to determine the initial list of securities eligible for the Russell 3000 Index is total market capitalization, which is defined as the price of a company’s shares times the total number of available shares, as described below. Companies with a total market capitalization less than $30 million are not eligible for inclusion in the Russell 3000 Index and the Russell 2000 Index. Based on closing values on the last trading day in May of each year, Russell reconstitutes the composition of the Russell 3000 Index using the then existing market capitalizations of eligible companies. If a security does not trade on its primary exchange, the lowest price from another major United States exchange is used. In the case where multiple share classes exist, a primary trading vehicle is determined, and the price of that primary trading vehicle (usually the most liquid) is used by Russell in its calculations. “Primary trading vehicles” are determined by the last two year’s average trading volume, as of the last trading day in May. For new members, the common share class with the highest trading volume will be considered the primary trading vehicle, except if the volume of each share class is within 20.00% then the one with the largest available shares is used. All available data is used for share classes without two years of history. For existing members, at least 100 days of trading volume is necessary to consider the class as a primary vehicle. For new members, all available data will be analyzed, even if less than 100 days is available. As of the last Friday in June of each year (unless the last Friday is June 28, 29, or 30, in which case the reconstitution will occur on the prior Friday), the Russell 2000 Index is adjusted to reflect the reconstitution of the Russell 3000 Index for that year. Real-time dissemination of the Russell 2000 Index began on January 1, 1987.

Capitalization Adjustments

As a capitalization-weighted index, the Russell 2000 Index reflects changes in the capitalization, or market value, of the component stocks relative to the capitalization on a base date. The current Russell 2000 Index value is calculated by adding the market values of the Russell 2000 Index’s component stocks, which are derived by multiplying the price of each stock by the number of available shares, to arrive at the total market capitalization of the 2,000 stocks. The total market capitalization is then divided by a divisor, which represents the “adjusted” capitalization of the Russell 2000 Index on the base date of December 31, 1986. To calculate the Russell 2000 Index, last sale prices will be used for exchange-traded stocks. If a component stock is not open for trading, the most recently traded price for that security will be used in calculating the Russell 2000 Index. In order to provide continuity for the Russell 2000 Index’s value, the divisor is adjusted periodically to reflect certain events, including changes in the number of common shares outstanding for component stocks, company additions or deletions, corporate restructurings, and other capitalization changes.

A security’s shares are adjusted to include only those shares available to the public. Adjustments are based on information recorded in SEC filings. Other sources are used in cases of missing or questionable data.

The following types of shares are considered unavailable for the purposes of capitalization determinations:

•	ESOP or LESOP shares—shares of corporations that have Employee Stock Ownership Plans that comprise 10.00% or more of the shares outstanding are adjusted;

•

Corporate cross-owned shares—when shares of a company in the Russell 2000 Index are held by another company also in the Russell 2000 Index (or the Russell 3000E Index or any Russell Global Index), this is considered corporate cross-ownership; any percentage held in this class will be adjusted;

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The Russell 2000 Index (Continued)

•

Large private and corporate holdings—when an individual, a group of individuals acting together, or a corporation not in the Russell 2000 Index (or the Russell 3000E Index or any Russell Global Index) owns more than 10.00% of the shares outstanding, such shares will be adjusted; however, institutional holdings (investment companies, partnerships, insurance companies, mutual funds, banks, or venture capital companies) are not included in this class unless such institutions have a direct relationship to the company issuing the shares, such as board representation;

•	Unlisted share classes—classes of common stock that are not traded on a United States securities exchange;

•	IPO lock-ups—shares locked up during an initial public offering are not available to the public and will be excluded from the market value at the time the IPO enters the Russell 2000 Index; and

•

Government holdings—shares listed as “government of” are considered unavailable and will be removed entirely from available shares; shares held by government investment boards and/or investment arms will be treated similar to large private holdings and removed if the holding is greater than 10%; however, shares held by a government pension plan are considered institutional holdings and will not be removed from available shares.

Corporate Actions Affecting the Russell 2000 Index

Changes to the Russell 2000 Index are made when an action is final. To determine whether an action has been completed, Russell uses a variety of public sources, including company press releases, SEC filings, exchange notifications, and Bloomberg or other sources Russell deems reliable. Prior to the completion of an action, Russell estimates the effective date of the corporate action on the basis of the same above sources. Depending upon the time an action is determined to be final, Russell will either (1) apply the action after the close of the current market day, or (2) apply the action after the close of the following day (see specific action types for details on timing and procedure).

The following summarizes the types of Russell 2000 Index maintenance adjustments and indicates whether or not an index adjustment is required.

•

“No Replacement” Rule—Securities that leave the Russell 2000 Index, between reconstitution dates, for any reason (e.g., mergers, acquisitions, or other similar corporate activity) are not replaced. Thus, the number of securities in the Russell 2000 Index over a year will fluctuate according to corporate activity.

•

Rules of Deletions—When a stock is delisted or moves to the pink sheets or bulletin boards on the floor of a United States securities exchange, the stock is deleted from the Russell 2000 Index (1) after the close of the current day at the last traded primary exchange price, if the relevant action is determined to be final prior to 1:00 p.m. Eastern, or (2) after the close of the following day, if the relevant action is determined to be final after 1:00 p.m. Eastern, using (i) the closing OTC price in the event of a delisting or movement to the pink sheets or bulletin boards, or (ii) a synthetic price based on the last traded primary exchange price of the acquiring company in the event of a merger or acquisition. Companies that file for a Chapter 7 liquidation bankruptcy will be removed from the Russell 2000 Index at the time of the bankruptcy filing; whereas, companies filing for a Chapter 11 reorganization bankruptcy will remain a member of the Russell 2000 Index, unless the company is delisted from the primary exchange, in which case normal delisting rules apply. Members of the Russell 2000 Index that are reincorporated in another country and no longer traded in the United States are deleted immediately.

•	Mergers and Acquisitions—Mergers and acquisitions result in changes to the membership and weighting of members within the Russell 2000 Index.

•

Mergers or acquisitions between members of the Russell 3000E Index: In the event a merger or acquisition occurs between members of the Russell 3000E Index, which includes the Russell 2000 Index, or the Russell Global Index, the acquired company is deleted and its market capitalization moves to the acquiring company’s stock according to the terms of the transaction. Shares are updated for the acquiring stock at the time the transaction is determined to be final. If an action is determined to be final prior to 1:00 p.m. Eastern, the action will be applied after the close of the current day. If an action is determined to be final after 1:00 p.m. Eastern time, the action will be delayed and applied the following day.

•

Mergers or acquisitions between a member and a non-member: A non-member is defined as a company that is not a member of the Russell 3000E Index or the Russell Global Index. Mergers and acquisitions between a member and non-member can take two forms: (1) If the acquiring company is a member of the Russell 3000E Index, but the acquired company is not, the shares for the acquiring stock are adjusted at month-end; (2) If the acquiring company is not a member of the Russell 3000E Index, but the acquired company is a member of the Russell 3000E Index, the action can fall into the category of a reverse merger or a standard acquisition.

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The Russell 2000 Index (Continued)

•

Reverse Merger—If the acquiring company is a private, non-publicly traded company or OTC company, Russell will review the action to determine if it is considered a reverse merger, defined as a transaction that results in a publicly traded company that meets all requirements for inclusion in a Russell Index. If it is determined that an action is a reverse merger, the newly formed entity will be placed in the appropriate market capitalization index after the close of the day following the completion of the merger. The acquired company will be removed from the current index simultaneously.

•

Standard Acquisition—In the event of a standard acquisition, the acquired company is deleted after the action is determined to be final. If an action is determined to be final prior to 1:00 p.m. Eastern, the action will be applied after the close of the current day. If an action is determined to be final after 1:00 p.m. Eastern time, the action will be delayed and applied the following day.

•

Cross-border mergers and acquisitions: In the event of a merger or acquisition between companies in different countries, the acquired company is deleted from its local country index and its market capitalization moves to the acquiring company’s stock according to the terms of the transaction. The action will be applied when determined to be final.

•	Rules of Additions—The only additions between reconstitution dates result from spin-offs and initial public offerings (“IPO”).

•

Additions for Spin-Offs—Spin-off companies are added to the parent company’s index and capitalization tier of membership, if the spin-off is large enough. To be eligible, the spun-off company’s total market capitalization must be greater than the market-adjusted total market capitalization of the smallest security in the Russell 3000E Index at the latest reconstitution.

•

Quarterly IPO Additions—Eligible companies that have recently completed an IPO are added to the Russell 2000 Index at the end of each calendar quarter based on total market capitalization ranking within the market-adjusted capitalization breaks established during the most recent reconstitution. Market adjustments will be made using the returns of the Russell 3000E Index. Eligible companies will be added to the Russell style indexes using their industry’s average style probability established at the latest reconstitution. In order to be added in a quarter outside of reconstitution, the IPO company must meet all Russell U.S. Index eligibility requirements. Additionally, the IPO company must meet the following criteria on the final trading day of the month prior to quarter-end: (1) price/trade and (2) rank larger in total market capitalization than the market-adjusted smallest company in the Russell 3000E Index as of the latest June reconstitution.

Updates to Share Capital Affecting the Russell 2000 Index

Each month, the Russell 2000 Index is updated for changes to shares outstanding as companies report changes in share capital to the SEC. Only cumulative changes to shares outstanding greater than 5.00% are reflected in the Russell 2000 Index.

License Agreement

We and Russell have entered into a non-transferable, non-exclusive license agreement providing for the license to us, in exchange for a fee, of the right to use the Russell 2000 Index in connection with the issuance of the securities.

The license agreement between us and Russell provides that the following language must be stated in this pricing supplement:

“The securities are not sponsored, endorsed, sold or promoted by Frank Russell Company (“Russell”). Russell makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly or the ability of the Russell 2000® Index to track general stock market performance or a segment of the same. Russell’s publication of the Russell 2000® Index in no way suggests or implies an opinion by Russell as to the advisability of investment in any or all of the securities upon which the Russell 2000® Index is based. Russell’s only relationship to Wells Fargo & Company is the licensing of certain trademarks and trade names of Russell and of the Russell 2000® Index which is determined, composed and calculated by Russell without regard to Wells Fargo & Company or the securities. Russell is not responsible for and has not reviewed the securities nor any associated literature or publications and Russell makes no representation or warranty express or implied as to their accuracy or completeness, or otherwise. Russell reserves the right, at any time and without notice, to alter, amend, terminate or in any way change the Russell 2000® Index. Russell has no obligation or liability in connection with the administration, marketing or trading of the securities.”

RUSSELL DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE RUSSELL 2000 INDEX® OR ANY DATA INCLUDED THEREIN AND RUSSELL SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. RUSSELL MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE

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The Russell 2000 Index (Continued)

OBTAINED BY WELLS FARGO INVESTORS, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. RUSSELL MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE RUSSELL 2000® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL RUSSELL HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

Historical Data

We obtained the closing levels listed below from Bloomberg Financial Markets (“Bloomberg”) without independent verification. You can obtain the level of the Russell 2000 Index at any time from Bloomberg under the symbol “RTY” or from the Russell website at www.russell.com. No information contained on the Russell website is incorporated by reference into this pricing supplement.

The following graph sets forth daily closing levels of the Index for the period from January 1, 2004 to April 17, 2014. The closing level on April 17, 2014 was 1137.8990.

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The Russell 2000 Index (Continued)

The following table sets forth the high and low closing levels, as well as end-of-period closing levels, of the Index for each quarter in the period from January 1, 2004 through March 31, 2014 and for the period from April 1, 2014 to April 17, 2014.

	High	Low	Last
2004
First Quarter	601.5000	557.6300	590.3100
Second Quarter	606.3900	535.3400	591.5200
Third Quarter	582.7200	517.1000	572.9400
Fourth Quarter	654.5700	564.8800	651.5700
2005
First Quarter	644.9500	604.5300	615.0700
Second Quarter	644.1900	575.0200	639.6600
Third Quarter	688.5100	643.0400	667.8000
Fourth Quarter	690.5700	621.5700	673.2200
2006
First Quarter	765.1400	684.0500	765.1400
Second Quarter	781.8300	672.7200	724.6700
Third Quarter	734.4791	671.9400	725.5945
Fourth Quarter	797.7318	718.3515	787.6636
2007
First Quarter	829.4384	760.0630	800.7104
Second Quarter	855.0922	803.2181	833.6993
Third Quarter	855.7737	751.5435	805.4500
Fourth Quarter	845.7203	735.0656	766.0308
2008
First Quarter	753.5481	643.9659	687.9673
Second Quarter	763.2656	686.0730	689.6587
Third Quarter	754.3771	657.7180	679.5834
Fourth Quarter	671.5897	385.3080	499.4529
2009
First Quarter	514.7096	343.2597	422.7481
Second Quarter	531.6803	429.1581	508.2815
Third Quarter	620.6945	479.2666	604.2778
Fourth Quarter	634.0721	562.3954	625.3892
2010
First Quarter	690.3033	586.4910	678.6432
Second Quarter	741.9222	609.4860	609.4860
Third Quarter	677.6415	590.0336	676.1390
Fourth Quarter	792.3469	669.4503	783.6474
2011
First Quarter	843.5486	773.1838	843.5486
Second Quarter	865.2910	777.1970	827.4289
Third Quarter	858.1133	643.4214	644.1555
Fourth Quarter	765.4319	609.4905	740.9161
2012
First Quarter	846.1288	747.2754	830.3013
Second Quarter	840.6257	737.2407	798.4874
Third Quarter	864.6969	767.7510	837.4498
Fourth Quarter	852.4945	769.4830	849.3495
2013
First Quarter	953.0676	872.6049	951.5424
Second Quarter	999.9851	901.5129	977.4754
Third Quarter	1078.4086	989.5352	1073.7865
Fourth Quarter	1163.6373	1043.4595	1163.6373
2014
First Quarter	1208.6510	1093.5940	1173.0380
April 1, 2014 to April 17, 2014	1192.8080	1111.4380	1137.8990

PRS-24

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ERISA Considerations

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”) applies (a “plan”), should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the securities and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit plans, as well as individual retirement accounts and Keogh plans to which Section 4975 of the Code applies (also “plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “parties in interest”) with respect to such plan. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a plan should also consider whether an investment in the securities might constitute or give rise to a prohibited transaction under ERISA and the Code.

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and foreign plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA, or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

We and our affiliates may each be considered a party in interest with respect to many plans. Special caution should be exercised, therefore, before the securities are purchased by a plan. In particular, the fiduciary of the plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a plan and a person who is a party in interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the plan (or by reason of a relationship to such a service provider), if in connection with the transaction of the plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

Any purchaser or holder of the securities or any interest in the securities will be deemed to have represented by its purchase and holding that either:

•	no portion of the assets used by such purchaser or holder to acquire or purchase the securities constitutes assets of any plan or Non-ERISA Arrangement; or

•

the purchase and holding of the securities by such purchaser or holder will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the potential consequences under ERISA and the Code of the acquisition of the securities and the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or

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ERISA Considerations (Continued)

holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of the securities acknowledges and agrees that:

(i)

the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (a) the design and terms of the securities, (b) the purchaser or holder’s investment in the securities, or (c) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)

we and our affiliates have acted and will act solely for our own account in connection with (a) all transactions relating to the securities and (b) all hedging transactions in connection with our obligations under the securities;

(iii)

any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)	our interests may be adverse to the interests of the purchaser or holder; and

(v)

neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Purchasers of the securities have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the securities does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the securities would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, plans or Non-ERISA Arrangements generally or any particular plan or Non-ERISA Arrangement.

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United States Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income and certain estate tax consequences of the ownership and disposition of the securities. It applies to you only if you are an initial holder of a security that purchases the security for cash at its stated principal amount, and holds the security as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all of the tax consequences that may be relevant to you in light of your particular circumstances or if you are a holder subject to special rules, such as:

•	a financial institution;

•	a dealer or trader in securities subject to a mark-to-market method of tax accounting with respect to the securities;

•	a person holding the securities as part of a “straddle” or conversion transaction or who has entered into a “constructive sale transaction” with respect to a security;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	an entity classified as a partnership for U.S. federal income tax purposes;

•	a regulated investment company;

•	a tax-exempt entity, including an “individual retirement account” or “Roth IRA”; or

•	a person subject to the alternative minimum tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the securities, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the securities or a partner in such a partnership, you should consult your tax adviser as to the particular U.S. federal tax consequences of holding and disposing of the securities to you.

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date hereof, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or foreign tax laws or the potential application of the Medicare tax on investment income. You should consult your tax adviser concerning the application of the U.S. federal tax laws to your particular situation (including the possibility of alternative treatments of the securities), as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Tax Treatment of the Securities

Due to the absence of statutory, judicial or administrative authorities that directly address the treatment of the securities or instruments that are similar to the securities for U.S. federal income tax purposes, no assurance can be given that the IRS or a court will agree with the tax treatment described herein. We intend to treat a security for U.S. federal income tax purposes as a prepaid derivative contract that provides for a contingent coupon that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities. Unless otherwise stated, the following discussion is based on the treatment of the securities as described in the previous paragraph.

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United States Federal Income Tax Considerations (Continued)

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Tax Treatment of Contingent Coupon. Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Sale, Exchange or Retirement of the Securities. Upon a sale, exchange or retirement of the securities, you should recognize gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and your tax basis in the securities sold, exchanged or retired. For this purpose, the amount realized does not include any coupon paid at retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Your tax basis in the securities should equal the amount you paid to acquire them. Any such gain or loss recognized should be long-term capital gain or loss if you have held the securities for more than one year at the time of the sale, exchange or retirement, and should be short-term capital gain or loss otherwise. The ordinary income treatment of the coupons, in conjunction with the capital loss treatment of any loss recognized upon the sale, exchange or retirement of the securities, could result in adverse tax consequences to holders of the securities because the deductibility of capital losses is subject to limitations.

Possible Alternative Tax Treatments of an Investment in the Securities

Alternative U.S. federal income tax treatments of the securities are possible that, if applied, could materially and adversely affect the timing and/or character of income, gain or loss with respect to them. It is possible, for example, that the securities could be treated as debt instruments issued by us. Under this treatment, the securities would be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, regardless of your tax accounting method, (i) in each year that you held the securities you would be required to accrue income, subject to certain adjustments, based on our comparable yield for similar non-contingent debt, determined as of the time of issuance of the securities, and (ii) any gain on the sale, exchange or retirement of the securities would be treated as ordinary income. A U.S. Holder could also be subject to special reporting requirements if any loss exceeded certain thresholds.

Other U.S. federal income tax treatments of the securities are possible that could affect the timing and character of income or loss with respect to the securities. In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange–traded status of the instruments and the nature of the underlying property to which the instruments are linked; whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge; and appropriate transition rules and effective dates. While it is not clear whether the securities would be viewed as similar to the typical prepaid forward contract described in the notice, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments and the issues presented by the notice described above.

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United States Federal Income Tax Considerations (Continued)

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if you are a beneficial owner of a security that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition and not otherwise a resident of the United States for U.S. federal income tax purposes or (ii) a former citizen or resident of the United States. If you are such a holder or may become such a holder during the period in which you hold a security, you should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities.

Because significant aspects of the tax treatment of each security are uncertain, if we are the withholding agent with respect to payments of the contingent coupon on the securities, we intend to withhold on such payments generally at a rate of 30% or at a reduced rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not be required to pay any additional amounts with respect to amounts withheld. In order to claim an exemption from, or a reduction in, the 30% withholding tax, you must comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any withholding tax and the certification requirement described above.

U.S. Federal Estate Tax

If you are an individual Non-U.S. Holder or an entity the property of which is potentially includible in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), you should note that, absent an applicable treaty exemption, a security may be treated as U.S.-situs property subject to U.S. federal estate tax. If you are such an individual or entity, you should consult your tax adviser regarding the U.S. federal estate tax consequences of an investment in the securities.

Information Reporting and Backup Withholding

Amounts paid on the securities, and the proceeds of a sale, exchange or other disposition of the securities may be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, may also be subject to backup withholding at the rate specified in the Code. If you are a Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided that the relevant information is timely furnished to the IRS.

THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF SECURITIES ARE UNCLEAR. YOU SHOULD CONSULT YOUR TAX ADVISER REGARDING THE TAX CONSEQUENCES OF OWNING AND DISPOSING OF THE SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. FEDERAL OR OTHER TAX LAWS.

PRS-29